Exhibit 10.3

Internet Capital Group, Inc.

Non-Management Director Compensation Plan

The Board of Directors ("Board") of Internet Capital Group, Inc. (the "Company") hereby establishes this Outside Director Compensation Plan (this "Plan") effective as of January 1, 2005. The purpose of the Plan is to advance the interests of the Company's stockholders by providing non-management directors with financial and equity remuneration that allows the Company to attract and retain qualified personnel to serve on the Company's Board and to align their interests with those of the stockholders.

The Compensation Committee ("Committee") of the Board shall administer the Plan. The Committee may delegate such administration, as it deems appropriate.

1. Annual Retainer

Each non-management director shall receive $30,000 per year, payable $7,500 per quarter, or portion thereof, during which such non-management director serves as a member of the Board. Quarterly retainer fees shall be payable, in arrears, on the first business day of each calendar quarter. Payments for service for a portion of a calendar quarter shall be pro rated.

2. Committee Chairman Annual Retainer

Each non-management director who serves as a Chairman of any standing committee of the Board shall also receive $10,000 per year, payable $2,500 per quarter, or portion thereof, during which such non-management director serves as a Chairman of a standing committee. Quarterly retainer fees shall be payable, in arrears, on the first business day of each calendar quarter. Payments for service for a portion of a calendar quarter shall be pro rated.

3. Meeting Fees

Each non-management director shall receive $1,000 for each Board or committee meeting that he or she attends in person or telephonically. Meeting fees shall be payable, in arrears, on the first business day of each calendar quarter.

4. Initial Equity Grant

Each non-management director shall be granted options to purchase 15,000 shares of Company common stock at the first regularly scheduled Board meeting held where such non-management director serves as a member of the Board. The options will have a strike price equal to the fair market value of the Company common stock on the date of grant, will vest 25% on each anniversary of the date of grant, provided the non-management director is still a member of the Board, and will have a term of 8 years.

5. Annual Service Equity Grants

At the first regularly scheduled meeting of the Board each calendar year or upon appointment to a standing committee, each non-management director shall be granted the following for such non-management director's service for the forthcoming calendar year:

  2,500 Deferred Stock Units for service on the Board
  750 Deferred Stock Units for each standing committee chaired by such non-management director, and
  250 Deferred Stock Units for each standing committee of which the non-management director is a member, but not chairman.

Annual Service Equity Grants will vest on the anniversary of the date of grant.

6. Deferred Stock Unit Program

Each non-management director shall be eligible to participate in the Deferred Stock Unit Program administered by the Committee. Participation entitles the non-management director to receive, in exchange for deferring receipt of all or a portion of such non-management director's cash fees, a stock award, the receipt of which is deferred until the non-management director terminates service. The stock award will provide each non-management director with the deferred right to receive a number of shares of common stock of the Company that is equal to his or her deferred fees divided by 75% of the fair market value of a share of the Company's common stock as of the date on which his or her fees otherwise would have been paid.

7. Equity Grants

Notwithstanding anything to the contrary in this Plan, all equity grants contemplated by this Plan shall be made on the later of the date specified above or promptly after the date that the Company has sufficient shares available for grant pursuant to an equity compensation plan approved by stockholders. Additionally, the number of options and deferred stock units set forth above shall be subject to proportionate adjustment in the event of a stock split, reverse stock split, combination, reclassification, stock dividend or other similar event.

8. Expenses

The Company shall reimburse non-management directors for reasonable, documented out-of-pocket expenses incurred by them related to their attendance at Company meetings and otherwise incurred by them in service to the Company.